Exhibit 4

2001 Broad-Based Stock Option Plan

Sears, Roebuck and Co.

PLAN INTRODUCTION

Sears, Roebuck and Co. has established this 2001 Broad-Based Stock Option Plan to provide options to eligible employees. Option awards are intended to attract and retain eligible employees;
    motivate participants to achieve long-range goals; and
    further align employees' interests with those of Sears shareholders.
ELIGIBILITY

All employees of Sears and its subsidiaries are eligible to receive awards under this plan, except for members of Sears senior leadership (CSLT and its successors). Sears "subsidiaries" are companies that Sears directly or indirectly controls through the power to vote more than 50% of the company's shares.

The Compensation Committee of the Sears board of directors will identify which of the eligible employees will receive awards.

Sears may grant options to a prospective employee, but they may not become effective before the employee first performs services.

AWARDS

Options

This plan provides only for options-that is, awards that allow a recipient to purchase shares of Sears common stock at established exercise prices.

The Compensation Committee will set each exercise price at or above the fair market value of a share on the day the option is granted. The "fair market value" is the mean between the lowest and highest reported sale prices for Sears shares on the primary market on which the shares are then trading. If the grant date is not a trading date, an average of the means for the next earlier and next following trading dates will be used.

Options issued under this plan may not be repriced (by lowering the exercise price) or replaced or regranted to achieve repricing.

Each option will require the recipient to remain employed at least 6 months from the grant date before the option becomes exercisable.

All options will expire within 10 years of their grant dates.

All options granted will be non-qualified stock options-that is, options not intended to satisfy section 422 of the Internal Revenue Code of 1986.

Award Alternatives

Options may be granted in payment of some other compensation paid or payable to an employee.

Sears may impose conditions upon any award, including conditions requiring participants to satisfy employment, performance or other criteria.

Unless a grant specifies otherwise, Sears may, at any time, permit or require a participant to defer settlement of any award.

Options may include tandem stock appreciation rights (SARs), including limited SARs effective only upon a change in control or other extraordinary corporate transaction.

ADMINISTRATION

The Committee

Sears board of directors has adopted this plan. The Compensation Committee of the board of directors will make awards and administer the plan in its sole discretion. The Committee may delegate its authority to any Sears officer or committee of Sears officers.

The Committee will identify which eligible employees will receive awards and determine the terms of the awards. The Committee will interpret the plan and make any determinations necessary or advisable under it. The Committee's interpretations and decisions are final and binding on all persons. Plan participants must furnish the Committee information the Committee requests in order to carry out the terms of the plan.

Form of Grant

The Committee will specify the terms of any award in a certificate, letter, or similar grant document. Unless the grant document expressly provides otherwise, the terms of the award will consist of the terms provided in this plan and in the broad-based stock option grant form in effect as of the grant date, as supplemented by any additional terms provided in the grant document. If the terms of the grant document conflict with the form, the grant document will control. No grant may conflict with the terms of this plan, which will in all cases control. The Committee may amend the forms for future grants, add additional forms, and eliminate forms.

Payments from Participants

Plan participants must make any required payments to Sears (other than withholding payments) in one of the following forms, as Sears may determine:

    cash,
    actual delivery of shares of Sears stock acquired under this plan that have been held for more than 6 months, actual delivery of shares that the participant demonstrates were acquired other than under this plan, attestation of shares of Sears stock that have been held for more than 6 months, or irrevocable authorization of a third party to sell shares acquired upon exercise then remit to Sears the proceeds.
Attested or delivered shares will be valued at their fair market value on the date of exercise.

All distributions under the plan are subject to withholding of all applicable taxes. Participants may satisfy withholding obligations by cash payment or withholding of shares to which the participant is entitled under this plan. However, withholding of shares is limited to an amount needed to satisfy Sears minimum statutory withholding obligation (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes).

The Committee may change the permissible forms of payment, including payments relating to withholding, at any time.

Amendments, Applicable Laws and Adjustments

The board of directors may amend or terminate this plan. The board or the Committee may amend any award. However, the amendment or termination of the plan or an award may not materially adversely affect rights under any award granted prior to the board's or Committee's action without the award recipient's consent.

Notwithstanding any other provision of this plan or any grant document,

    Sears shall not have any liability to deliver any shares or other benefits associated with an award unless the delivery would comply with all applicable laws, stock exchange rules, and similar regulations; and
    Sears, by written notice, may change the provisions of an award to carry out the purpose of its grant in connection with any change in applicable laws (including rules, regulations and judicial decisions).
Awards are subject to adjustment in connection with certain corporate events. Adjustments may include adjustments to the number of shares subject to options, the exercise price or the time for exercise. In the event of a stock dividend or stock split of Sears common shares, the Committee shall, or a combination or other reduction in the number of issued common shares, or a spin-off or other distribution of any assets of Sears or any subsidiary (or all or any portion of the interests of Sears in any subsidiary to Sears shareholders), the Committee may, make such adjustments, if any, as the Committee may in good faith determine to be appropriate and equitable.

All awards will provide for amendment or adjustment in connection with any change in control or other extraordinary corporate transaction. If any grant document fails to include such provisions, the applicable provisions included in the broad-based stock option form in general use under this plan on the grant date will be deemed to be incorporated by reference into the grant.

Implied Rights

No award recipient will, by participation in the plan, acquire any right in any specific Sears property, including any property Sears sets aside in connection with the plan.

Neither the plan nor any award will create any contract of employment. Award recipients will have rights as shareholders only to the extent expressly provided in grant documents.

Interpretive Notes

The following interpretive rules generally apply to this plan:

    references to any law, rule, or regulation shall include reference to any amendments and successor provisions;
    the word "including" means "including, without limitation";
    where the context allows, words in the singular include the plural, and the plural includes the singular; and
    where the context allows, "Sears" includes its subsidiaries.
LIMITATIONS ON AWARDS

Term

This plan will become effective upon its adoption by the board of directors on October 10, 2001. No new awards may be granted after October 10, 2011. The plan will otherwise remain in effect as long as awards remain outstanding.

Broad-Based Plan

This plan is subject to limits under New York State law and NYSE rules that apply to plans not subject to shareholder approval. Consistent with the limits provided in "Eligibility", above, no Section 16 officer or substantial shareholder (ownership ≥ 5% of shares outstanding) may receive options that entitle the officer or shareholder to receive shares on exercise exceeding 1% of the number of shares outstanding before the award.

If applicable New York State or NYSE limits change, the plan shall be administered in the spirit of the rule existing at the time of this plan's adoption and in compliance with any new limits.

Number of Shares Subject to the Plan

Awards may be granted from previously unissued shares authorized under Sears certificate of incorporation or from treasury shares.

No more than 15 million shares may be delivered under this plan. Shares will not be considered to have been "delivered" if, among other things,

    an award is forfeited or canceled,
    an award is not settled in shares, or
    a participant surrenders shares in payment of an exercise price or withholding obligations.
The Committee may make appropriate adjustments to the number of shares available for award in connection with any corporate event, change in control or extraordinary corporate transaction as described in "Applicable Laws, Amendments and Adjustments", above.

Transferability

Except as otherwise provided by the Committee, awards are not transferable except by will or the laws of descent and distribution.